NEWS RELEASE

ALASKA SILVER ANNOUNCES GRANT OF RSUs

TUCSON, ARIZONA, US - December 22, 2025 - Alaska Silver Corp. (the "Company" or "Alaska Silver") (TSXV: "WAM", Frankfurt: M17, OTCPK: WAMFF) announces that it has issued an aggregate of 68,334 restricted share units ("RSUs") to certain non-executive directors of the Company in accordance with the Company's director compensation policy. Each RSU entitles the holder to be issued one subordinate voting share of the Company on vesting. All of the RSUs will vest one year from the grant date.

In addition, the Company announces the amendment of the promissory note between the Company's 100% owned subsidiary Western Alaska Copper and Gold Company and Joe Piekenbrock, an officer of the Company.  The terms were amended as follows: the interest rate was reduced from 5.0% to 3.5%, monthly payments are reduced from $25,000 to $10,000 and the maturity date in respect of the outstanding principal and interest payable is extended from December 1, 2026 to July 1, 2027.

About Alaska Silver

Alaska Silver is the pioneer of one of North America's major high-grade silver and critical minerals districts at the Illinois Creek (IC) Project in western Alaska.  Anchored by the high-grade silver mineralization of the Waterpump Creek zone, 75 Moz @ 980 g/t AgEq (Inferred) 1,2, open to the north and south and the historic Illinois Creek mine, 525 Koz AuEq - 373 Koz @ 1.3 g/t AuEq (Indicated), 152 Koz @ 1.44 g/t AuEq (Inferred) 3,4, Alaska Silver's 100% owned carbonate replacement deposit shows significant exploration potential across its 8-km length.  Located approximately 38 kilometers from the Yukon River, the region's marine highway, the claims of the IC project cover a 100% owned land package of 80,895 acres (126.36 sq miles or 32,337 hectares).  Headquartered in both Alaska and Arizona, Alaska Silver brings together a team with a proven track record of large-scale mine discoveries.

1 Please refer to the NI 43-101 Technical Report titled "Illinois Creek Project Update, Illinois Creek Mining District, Western Alaska, USA" dated April 2, 2024 (effective date of February 20, 2024).

2 For Waterpump Creek, the formulas for AgEq are AgEq (g/t)= Ag (g/t) + 28.56 x Pb(%) + 37.12 x Zn(%) and assume metal prices of US$24/oz Ag, US$1.30/lb Zn, and US$ 1.00/lb Pb

3 Please refer to the NI 43-101 Technical Report titled "Illinois Creek Project Update" dated September 22, 2023 (effective date of May 22, 2023).

4 For Illinois Creek, AuEq values are based only on gold and silver values using metal prices of US$1,600/oz Au and US$20/oz Ag

Qualified Person

Patrick Donnelly P.Geo, Executive Vice President of Alaska Silver, is a Qualified Person under National Instrument 43-101, has reviewed and approved the scientific and technical information in this news release.

On behalf of the Company

"Kit Marrs"

Kit Marrs

President & CEO

kit@alaskasilver.com

Phone: 1-520-200-1667

For further information, please contact:

Patrick Donnelly,

Executive Vice President

pat@alaskasilver.com

Or visit our website at: www.alaskasilver.com

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